Exhibit 99.1


     Cypress Bioscience Inc. Announces First Quarter 2003 Results


    SAN DIEGO--(BUSINESS WIRE)--May 15, 2003--Cypress Bioscience Inc. (NASDAQ:CYPB) today announced its financial results for the first quarter of 2003. For the quarter ended March 31, 2003, the Company reported a net loss of approximately $1.8 million or $0.13 per share basic and diluted compared to net income of approximately $4.1 million or $0.62 per share basic and $0.59 per share diluted for the corresponding period in 2002.
    At March 31, 2003, the Company had cash and cash equivalents of $5.0 million and short-term investments of $5.5 million for a total of $10.5 million.
    "With the successful completion of our Phase II trial, we are now making the necessary preparations to commence our Phase III program evaluating milnacipran as a treatment for fibromyalgia syndrome (FMS) later this year," said Jay D. Kranzler, M.D., Ph.D., chairman of the board and chief executive officer of Cypress Bioscience Inc. "To this end, the $10 million private placement financing completed in April provides us with sufficient resources to advance our Phase III program for milnacipran in the treatment of FMS. The caliber of investors and high level of interest in this deal was gratifying."
    The Company reported no revenue for the quarter ended March 31, 2003 compared to revenue of $6.4 million for the corresponding period in 2002. All of the Company's revenue during 2002 is related to an agreement with Fresenius, whereby the company licensed to Fresenius rights with respect to the PROSORBA column, a medical device. Pursuant to an amendment to the original agreement with Fresenius in January 2001, Cypress received an upfront payment of approximately $8.0 million. This upfront payment was initially recognized as revenue on a straight-line basis over a five-year term at the rate of $400,000 per quarter. However, in January 2002, the agreement was modified to clarify that the $8.0 million upfront fee received by Cypress was not refundable under any circumstances, and therefore, the $6.4 million that was the remaining deferred revenue as of December 31, 2001 was recognized as revenue in the first quarter of 2002.
    As a result of the modification of the agreement with Fresenius in January 2002, the 2003 and 2002 revenues are not comparable. In addition, as a result of this modification, the Company will not recognize additional revenue, if any, under its agreement with Fresenius until at the earliest, January 30, 2008, when it may receive a one-time payment of $1.0 million, $2.0 million or no payment at all, based on sales of the PROSORBA column.
    Total operating expenses for the quarter ended March 31, 2003 approximated $1.8 million compared to $2.3 million for the corresponding period in 2002. The decrease in operating expenses for the quarter ended March 31, 2003 compared to the same period in 2002 was due to lower research and development and general and administrative costs incurred in the first quarter of 2003 compared to the first quarter of 2002. During the first quarter of 2002, we incurred costs related to our Phase II clinical trial for milnacipran, including expenses for the clinical research organization and trial consultants, pre-clinical research and costs of producing milnacipran for the trial; whereas, during the first quarter of 2003, the Phase II trial was in the final completion stage. The decrease in research and development costs related to the Phase II trial was partially offset by costs incurred during the first quarter of 2003 related to a reformulation and new product agreement entered into with Collegium Pharmaceuticals in August 2002. The decrease in general and administrative expenses is primarily due to costs incurred during the first quarter of 2002 related to the implementation of a database for our physician and patient registries focused on patients with FMS and physicians that treat patients with FMS. The initial set-up costs related to these registries were not incurred during 2003.

    About Cypress Bioscience Inc.

    Cypress is committed to being the innovator and commercial leader in providing products for the diagnosis and treatment of patients with Functional Somatic Syndromes, such as FMS, and other related chronic pain and central nervous system disorders. In August 2001, Cypress licensed from Pierre Fabre Medicament its first product for clinical development, milnacipran. Milnacipran, the first of a new class of agents known as NSRI's, or Norepinephrine Serotonin Reuptake Inhibitors, shares a pharmacological profile with the tricyclic antidepressants (TCAs), considered the most effective drugs for treatment of FMS, while appearing to lack the side effects associated with the latter. Cypress recently completed a Phase II trial in which milnacipran is being evaluated as a potential treatment for FMS. For more information about Cypress, visit the company's Web site at www.cypressbio.com. For more information about FMS, visit www.FMSresource.com.

    This press release, as well as Cypress' SEC filings and Web site at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the potential of milnacipran to treat FMS and other Functional Somatic Syndromes. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress' Annual Report on Form 10-K and any subsequent SEC filings. In addition, there is the risk that we may not be able to successfully develop or market milnacipran or any other products for the treatment of FMS and other related Functional Somatic Syndromes; that our clinical development plan or timeline for milnacipran may be delayed and that we may not commence our Phase III program evaluating milnacipran as a treatment for FMS later this year; that we may encounter regulatory or other difficulties in the development of milnacipran for FMS; and that milnacipran may not significantly improve the treatment of FMS or any other related Functional Somatic Syndrome. Cypress undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.


                        CYPRESS BIOSCIENCE INC.
                       Condensed Financial Data
                 (In thousands except per share data)

Statement of Operations Data:

                                                        Quarter ended
                                                           March 31,
                                                        2003     2002
                                         -----------------------------
                                                         (unaudited)

Revenue from Fresenius agreement                        $ --  $ 6,400
Operating expenses                                     1,772    2,338
Other income, net                                         21        4
                                         -----------------------------
Net income (loss)                                    $(1,751)  $4,066
                                         =============================


Net income (loss) per share -- basic                 $ (0.13)  $ 0.62
                                         =============================

Shares used in computing net income
 (loss) per share -- basic                            13,197    6,578
                                         =============================

Net income (loss) per share -- diluted                $(0.13)   $0.59
                                         =============================

Shares used in computing net income
 (loss) per share -- diluted                          13,197    6,930
                                         =============================

Balance Sheet Data:

                                                    March     December
                                                      31,        31,
                                                     2003       2002
                                                 ---------------------
                                                 (unaudited)
Assets
 Cash and cash equivalents and short-term
  investments                                      $ 10,477  $ 12,209
 Other current assets                                   140       107
 Non-current assets                                     154       161
                                                 ---------------------
   Total assets                                     $10,771   $12,477
                                                 =====================

Liabilities and Stockholders' Equity
 Current liabilities                                   $738      $635
 Long-term liabilities                                   57        57
 Stockholders' equity                                 9,976    11,785
                                                 ---------------------
   Total liabilities and stockholders' equity       $10,771   $12,477
                                                 =====================



    CONTACT: Cypress Bioscience Inc., San Diego
             Sabrina Martucci Johnson, Chief Financial Officer and
             Vice President
                  or
             Mary Gieson, Investor Relations
             858/452-2323